EXHIBIT 12


                  CITIZENS UTILITIES COMPANY AND SUBSIDIARIES
       Statement Showing Computation of Ratio of Earnings to Fixed Charges
                     and Earnings to Combined Fixed Charges
                      for the year ended December 31, 1998
                             (DOLLARS IN THOUSANDS)
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                                                                                                    Ratio of
                                                                                    Ratio of       Earnings to
                                                                                   Earnings to   Combined Fixed
                                                                                  Fixed Charges     Charges
                                                                                  -------------------------------
       Pretax income before dividends on convertible preferred securities and
            cumulative effect of accounting change                                     $ 87,941         $ 87,941

       Income or loss from equity investees                                              (1,163)          (1,163)

       Minority interest                                                                (14,032)         (14,032)
                                                                                  -------------------------------

       Pretax income from continuing operations before adjustment for minority interest in consolidated subsidiaries or income or loss from
            equity investees                                                             72,746           72,746

       Fixed charges                                                                    126,183          136,246

       Amortization of capitalized interest                                                   -                -

       Distributed income of equity investees                                             1,163            1,163

       Interest capitalized                                                             (10,444)         (10,444)

       Preference security dividend requirements of consolidated subsidiaries           (10,063)         (10,063)

       Minority interest in pretax income of subsidiaries that have not
            incurred fixed charge                                                             -                -
                                                                                 -------------------------------

       Total earnings                                                                  $179,585         $189,648
                                                                                 -------------------------------

       Ratio of earnings to fixed charges                                                  1.42
                                                                                  ==============

       Ratio of earnings to combined fixed charges                                                          1.39
                                                                                               =================


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